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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549





                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934





Date of Report (Date of earliest event reported):                 March 10, 2000


                               GENESEE CORPORATION
               (Exact Name of Registrant as Specified in Charter)


   NEW YORK                              0-1653              16-0445920
(State or other Jurisdiction            (Commission        (IRS Employer
of Incorporation)                       File Number)     Identification No.)


 445 St. Paul Street, Rochester, New York                         14605
(Address of Principal Executive Offices)                         (Zip Code)


Registrant's telephone number, including area code:           (716) 546-1030








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                               GENESEE CORPORATION


Item 1.   Changes in Control of Registrant


     (a) A change in control of Genesee Corporation (the "Registrant") occurred on March 10, 2000 upon the death of John L. Wehle, Jr. who, at the time of his death, was Chairman of the Registrant's Board of Directors and the holder of voting rights with respect to a controlling interest in the Class A (voting) Common Stock of the Registrant. As a result of the death of John L. Wehle, Jr., Charles S. Wehle, a Senior Vice President of the Registrant and a member and recently elected Chairman of its Board of Directors, acquired the right to vote and dispose of (i) 73,845 shares of Class A (voting) Common Stock as the successor trustee under a trust created by the Last Will and Testament of Louis
A. Wehle (the "LAW Trust"); (ii) 31,443 shares of Class A (voting) Common Stock as the successor Trustee under the marital trust established under the Last Will and Testament of John L. Wehle, Sr. (the "JLW, Sr. Trust"); (iii) 12,145 shares of Class A (voting) Common Stock as the successor Trustee under the Elizabeth R. Wehle Irrevocable Trust ("ERW Trust"); and (iv) 10,514 shares of Class A (voting) Common Stock as the successor to John L. Wehle, Jr. under the terms of a Shareholder Agreement and Irrevocable Proxy (the "Shareholder Agreement"). As a result of the foregoing, Charles S. Wehle now has the right to vote and dispose of 127,947 shares of Class A (voting) Common Stock of the Registrant, representing 61% of the Class A (voting) Common Stock currently issued and outstanding.

     (b) The LAW, ERW and JLW, Sr. Trusts and the Shareholder Agreement referred to in Item 1(a) may result in a change in control of the Registrant upon the death or incapacity of Charles S. Wehle. Henry S. Wehle is the successor to Charles S. Wehle under the terms of the LAW, ERW and JLW, Sr. Trusts and the Shareholder Agreement. Upon the death or incapacity of Charles S. Wehle, Henry
S. Wehle would acquire sole power to vote and dispose of all of the Class A (voting) Common Stock of the Registrant then controlled by the LAW, ERW and JLW, Sr. Trusts and the Shareholder Agreement.



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                               GENESEE CORPORATION


                                   SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                     Genesee Corporation


Date: March 23, 2000                     By       /s/Mark W. Leunig
                                   Mark W. Leunig, Vice President and Secretary